Exhibit 1
MEDIA RELEASE
Wipro appoints Martha Bejar as President — Global Sales and Operations
Bangalore, India, 2 July, 2009 — Wipro Technologies, the global IT services business of Wipro Limited (NYSE:WIT) today announced the appointment of Martha Bejar as President, Global Sales and Operations. In her role as global head of sales and operations, Martha will focus on the global ‘Go to Market’ strategy, drive revenue growth and leverage the Wipro strengths of innovation, technology, process insight and globalization to further enhance the company’s position as a business transformation catalyst.
Prior to this, Martha has served as Corporate Vice President for the Communications Sector at Microsoft Corp. and as President of Nortel’s Caribbean and Latin America regions.
“We are excited to have Martha on board, and value the global experience and diversity of perspective that she adds to our management team. This coupled with the changes we made last year will substantially strengthen our geo teams and enable us to build even closer client relationships,” said Suresh Vaswani, Jt. CEO — IT Business, and Member of the Board, Wipro Ltd.
Commenting on her new role, Martha said, “I am excited about this opportunity to be part of Wipro, a phenomenal growth organization. Wipro’s ability to provide services that transform clients’ business is clearly a result of the huge talent and capabilities that lie within, and I look forward to being a part of the Wipro team. My focus areas will be to strengthen our relationships with our alliance partners and our customers.”
Martha holds a Bachelor of Science degree in industrial engineering from the University of Miami and an MBA from Nova Southeastern University in Fort Lauderdale, Fla. She also is a graduate of the Advanced Management Program at Harvard University Business School.
About Wipro
Wipro Technologies, a division of Wipro Limited (NYSE:WIT) is the first PCMM Level 5 and SEI CMM Level 5 certified global IT services organization. Wipro Technologies was recently assessed at Level 5 for CMMI V 1.2 across offshore and onsite development centers. Wipro is one of the largest product engineering and support service providers worldwide. Wipro provides comprehensive research and development services, IT solutions and services, including systems integration, information systems outsourcing, package implementation, software application development, and maintenance services to corporations globally.
In the Indian market, Wipro is a leader in providing IT solutions and services for the corporate segment in India, offering system integration, network integration, software solutions and IT services.
Wipro also has a profitable presence in niche market segments of consumer products and lighting. In the Asia-Pacific and Middle East markets, Wipro provides IT solutions and services for global corporations. Wipro’s ADS’ are listed on the New York Stock Exchange, and its equity shares are listed in India on the Stock Exchange — Mumbai, and the National Stock Exchange. For more information, please visit our websites at www.wipro.com and www.wiprocorporate.com.

Media Contacts:
Wipro Technologies
India
Monisha Devaiah
Wipro Technologies
+91 9886654520
monisha.devaiah@wipro.com
Purvika Anand
Gutenberg Communications
+91 9886309173
purvika@gutenbergpr.com
US
Lavanya DJ
Gutenberg Communications
+ (212).239.8740
lavanya@gutenbergpr.com
UK
Rahul Kadavakolu
+44 792 020 5496
rahul.kadavakolu@wipro.com
Shalini Siromani
Gutenberg Communications
+44.79.6066.3200
shalini@gutenbergpr.com
Forward-looking and Cautionary Statements
Certain statements in this release concerning our future growth prospects are forward-looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to risks and uncertainties regarding fluctuations in our earnings, revenue and profits, our ability to generate and manage growth, intense competition in IT services, our ability to maintain our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, our ability to successfully complete and integrate potential acquisitions, liability for damages on our service contracts, the success of the companies in which we make strategic investments, withdrawal of fiscal governmental incentives, political instability, war, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property, and general economic conditions affecting our business and industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in the company’s filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statement that may be made from time to time by us or on our behalf.